Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Reports First Quarter 2013 Results

Loan Growth and Successful Acquisition Drive First Quarter 2013 Profitability

EUGENE, Ore., April 24, 2013 – Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today reported financial results for the first quarter 2013.

Recent highlights:

•	Completed acquisition of Century Bank and successfully converted systems following quarter end.

•	Net income of $2.5 million, which includes $1.2 million of pre-tax merger related expense.

•	Organic loan growth continued for fifth consecutive quarter.

•	Second quarter 2013 quarterly cash dividend increased to $0.09 per share and special cash dividend of $0.05 per share declared.

•	Announced reinstatement of stock repurchase plan.

•	Total risk-based capital ratio of 16.62%, significantly above the 10.0% minimum for “well-capitalized” designation.

•	Recognized by Oregon Business magazine as one of the 100 Best Companies to Work for in Oregon, marking it the fourteenth consecutive year Pacific Continental was named as a 100-best company.

Century Bank acquisition

The Century Bank acquisition successfully closed on February 1, 2013. A summary of the assets and liabilities acquired through the transaction is provided in the financial tables accompanying this press release. System integration was successfully completed during the weekend of April 6, 2013.

Net income

Net income for first quarter 2013 was $2.5 million or $0.14 per diluted share compared to net income of $2.7 million or $0.15 per diluted share in first quarter 2012. Merger expenses related to the acquisition of Century Bank totaled $1.2 million in the first quarter and reduced net income by approximately $835 thousand or $0.05 per diluted share.

“Our first quarter results and completed acquisition of Century Bank demonstrate continued progress towards our strategic initiatives,” said Hal Brown, chief executive officer. “In addition to the Century Bank transaction, we enjoyed our fifth consecutive quarter of organic loan growth which resulted in margin expansion. These results and our future performance outlook support the board’s decision to once again increase the quarterly dividend,” added Brown.

Loan activity continues

Outstanding gross loans at March 31, 2013, were $950.8 million, up $79.5 million from year-end 2012. Of the $63.3 loans acquired from Century Bank on February 1, 2013, $62.6 million was outstanding at quarter end. The remaining $16.9 million of loan growth was attributable to organic growth experienced during the quarter and represents an annualized growth rate of 7.8%. The bank continues to expand its lending to health care professionals. At March 31, 2013, loans to dental practitioners totaled $280.0 million and represented 29.4% of the total loan portfolio, a growth rate of 3.4% during the first quarter and 25.6% over March 31, 2012. Out-of-market dental loans at March 31, 2013, were $90.2 million, up $11.3 million during the quarter and up $40.2 million over March 31, 2012.

“Our business model and focused strategy continue to achieve excellent results,” said Roger Busse, president and chief operating officer. “We are increasingly optimistic based on our strengthening pipelines in all markets that organic growth will continue throughout 2013,” added Busse.

Capital levels

In February 2013, the Company’s board of directors authorized a stock repurchase plan. The plan is authorized to repurchase up to 892,000 shares or five percent of the Company’s outstanding shares. The plan commenced on April 1, 2013 with the purchases to occur over the next 12 months. No shares were repurchased during the first quarter.

The Company’s capital ratios continue to be well above the minimum FDIC well-capitalized designated levels. At March 31, 2013, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratios were 11.71%, 15.38% and 16.62%, respectively, as compared to 12.33%, 16.90% and 18.15% at December 31, 2012. The FDIC’s minimum well-capitalized designation ratios are 5.00%, 6.00% and 10.00%, respectively.

Classified assets, provisioning and loan statistics

Classified assets saw a small increase during first quarter 2013, which was primarily attributable to assets acquired in the Century Bank transaction. At March 31, 2013, classified assets totaled $58.4 million, an increase of $2.3 million from the end of the prior quarter. Classified assets acquired through the Century Bank acquisition, net of the fair value adjustment, totaled $5.8 million at quarter end.

Nonperforming assets, a subcategory of classified assets, totaled $24.7 million at March 31, 2013, or 1.71% of total assets, a decrease from December 31, 2012, and March 31, 2012, ratios of 1.92% and 2.72%, respectively. Nonperforming assets were comprised of $7.0 million of nonperforming loans, net of government guarantees, and $17.7 million in other real estate owned.

Loans past-due 30-89 days were 0.20% of total loans at March 31, 2013, compared to 0.30% at December 31, 2012. This is the fifteenth consecutive quarter in which this ratio was near or below one percent, a figure that suggests stabilization in the migration of problem loans.

“With the Century Bank acquisition and system conversion behind us, our expectation is that we will see further reductions in the level of classified and problem assets throughout 2013,” said Casey Hogan, executive vice president and chief credit officer. “This improvement should allow more resources for business development and growth initiatives as the year progresses,” added Hogan.

The Company’s first quarter 2013 provision for loan losses totaled $250 thousand compared to $1.3 million for first quarter 2012. The lower provision for loan losses reflects improving credit quality. During the first quarter 2013, net loan charge offs totaled $283 thousand compared to $62 thousand of net recoveries in fourth quarter 2012 and $412 thousand in net loan charge offs in first quarter 2012.

The allowance for loan losses as a percentage of outstanding loans at March 31, 2013, was 1.72% compared to 1.88% at December 31, 2012, and 1.92% at March 31, 2012. The decrease was partially attributable to the Century Bank acquired loans included at their fair value, net of any credit risk adjustments.

Core deposit growth slows

Period-end Company-defined core deposits at March 31, 2013, were $960.7 million and included $64.8 million of deposits acquired in the Century Bank transaction. Organically, outstanding core deposits declined during the first quarter 2013, which is a typical seasonal pattern for the first quarter. Average core deposits for the first quarter 2013 were $943.3 million compared to $900.4 million and $870.1 million at December 31, 2012, and March 31, 2012, respectively, with the increase primarily attributable to the acquisition of Century Bank core deposits. At period-end March 31, 2013, noninterest-bearing demand deposits totaled $314.8 million and represent 32.8% of core deposits.

Net interest margin

The first quarter 2013 net interest margin averaged 4.29%, a linked-quarter increase of 18 basis points over fourth quarter 2012, and a decline of 10 basis points from first quarter 2012. The increase in the linked-quarter net interest margin was attributable to three factors: 1) accretion of the Century Bank loan fair value mark which totaled $231 thousand; 2) reduction in the amortization of premiums on mortgage-backed securities due to lower levels of refinancing activity; and 3) improvement in asset mix as average loans increased to 65 percent of total average assets. The accretion of the Century Bank loan fair value mark during the first quarter 2013 positively impacted the net interest margin by 7 basis points. Consistent with previous quarter trends, the yield on loans and the cost of funds both continued to decline on a linked-quarter basis.

Noninterest income and expense

First quarter noninterest income was $1.3 million, down $172 thousand from first quarter 2012. The decline was primarily due to a drop in revenues from the origination of residential mortgages as this line of business was closed at the end of first quarter 2012. During the first quarter 2013, the Company also booked other-than-temporary-impairment expense of $16 thousand related to its holdings of private-label mortgage-backed securities.

Noninterest expense in first quarter 2013 was up $1.8 million and $2.1 million over fourth quarter 2012 and first quarter 2012, respectively. The majority of the increase in noininterest expense on a linked-quarter and year-over year basis was due to $1.2 million of merger related expenses in the Century Bank acquisition recorded during first quarter 2013. The Company also saw an increase in personnel expenses of $566 thousand, which was due to 2012 staff additions and personnel added in the Century Bank acquisition.

The first quarter efficiency ratio was 73.5%. Excluding first quarter merger related expenses, the efficiency ratio would have been 65.0%.

Conference call and audio webcast:

Management will conduct a live conference call and audio webcast for interested parties relating to the Company’s results for the first quarter 2013 on Thursday, April 25, 2013, at 11:00 a.m. Pacific / 2:00 p.m. Eastern. To listen to the conference call, interested parties should call (866) 292-1418. Following the formal remarks, a question and answer session will be open to all interested parties. The webcast will be available via Pacific Continental’s website http://www.therightbank.com To listen to the live audio webcast, click on the webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin. An audio webcast replay is typically available within twenty-four hours following the live webcast and will be archived for one year on the Pacific Continental website. Any questions regarding the conference call presentation or webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates a loan production office in Tacoma, Washington. Pacific Continental, with $1.4 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal, the Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” “anticipates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Pacific Continental’s current estimates, projections, expectations, plans or forecasts of its future results and revenues, including but not limited to statements about performance, loan and deposit growth, capital strategy, future problem asset migration and credit quality trends generally. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Pacific Continental’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under “Risk Factors”, “Business”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Pacific Continental’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in any of Pacific Continental’s subsequent SEC filings, including the high concentration of loans of the Company’s banking subsidiary in commercial and residential real estate lending and our significant concentration in loans to dental professionals; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the Federal Reserve’s monetary policies and the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the Company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers operational systems or infrastructure failures; increased competition; fluctuating interest rates; a tightening of available credit; and risks related to acquisitions, including integration, retention of key personnel and business, anticipated cost savings and results and performance of the acquired company or the combined entity. Pacific Continental Corporation undertakes no obligation to publicly revise or update any forward-looking statement to reflect the impact of events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION

Consolidated Income Statements

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended
	March 31, 2013	March 31, 2012

Interest and dividend income
Loans	$12,699	$12,122
Securities	1,904	2,144
Federal funds sold & interest-bearing deposits with banks	3	1

	14,606	14,267

Interest expense
Deposits	885	1,139
Federal Home Loan Bank & Federal Reserve borrowings	308	469
Junior subordinated debentures	34	40
Federal funds purchased	4	6

	1,231	1,654

Net interest income	13,375	12,613
Provision for loan losses	250	1,300

Net interest income after provision for loan losses	13,125	11,313

Noninterest income
Service charges on deposit accounts	460	440
Other fee income, principally bankcard	372	387
Loan servicing fees	17	18
Mortgage banking income	—	72
Bank-owned life insurance income	126	127
Loss on sale of investment securities	(8)	—
Impairment losses on investment securities (OTTI)	(16)	—
Other noninterest income	329	408

	1,280	1,452

Noninterest expense
Salaries and employee benefits	5,479	4,913
Premises and equipment	890	863
Bankcard processing	126	141
Business development	495	423
FDIC insurance assessment	221	239
Other real estate expense	424	378
Merger Related Expenses (1)	1,246	—
Other noninterest expense	1,889	1,762

	10,770	8,719

Income before provision for income taxes	3,635	4,046
Provision for income taxes	1,185	1,330

Net income	$2,450	$2,716

Earnings per share:
Basic	$0.14	$0.15

Diluted	$0.14	$0.15

Weighted average shares outstanding:
Basic	17,835,088	18,376,324
Common stock equivalents attributable to stock-based awards	151,431	141,996

Diluted	17,986,519	18,518,320

PERFORMANCE RATIOS
Return on average assets	0.70%	0.85%
Return on average equity (book)	5.43%	6.07%
Return on average equity (tangible) (2)	6.21%	6.93%
Net interest margin (3)	4.29%	4.39%
Efficiency ratio (4)	73.49%	61.99%

(1)	Represents expenses associated with the acquisition of Century Bank
(2)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(3)	Net interest margin is reported on a tax-equivalent yield basis at a 35% tax rate.
(4)	Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.

PACIFIC CONTINENTAL CORPORATION

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012

ASSETS
Cash and due from banks	$25,671	$28,607	$18,187
Interest-bearing deposits with banks	390	94	207

Total cash and cash equivalents	26,061	28,701	18,394
Securities available-for-sale	379,766	389,885	366,916
Loans, less allowance for loan losses and net deferred fees	933,771	854,071	809,031
Interest receivable	5,085	4,520	4,560
Federal Home Loan Bank stock	10,718	10,462	10,652
Property and equipment, net of accumulated depreciation	19,245	19,238	19,950
Goodwill and intangible assets	23,770	22,031	22,179
Deferred tax asset	7,015	6,230	6,648
Taxes receivable	—	—	1,671
Other real estate owned	17,772	17,972	10,102
Prepaid FDIC assessment	1,545	1,746	2,536
Bank-owned life insurance	15,747	15,621	15,165
Other assets	3,163	3,010	1,989

Total assets	$1,443,658	$1,373,487	$1,289,793

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$314,798	$329,825	$281,282
Savings and interest-bearing checking	566,555	554,693	517,350
Time $100,000 and over	82,041	73,610	72,309
Other time	104,301	88,026	83,706

Total deposits	1,067,695	1,046,154	954,647
Federal funds and overnight funds purchased	4,450	11,570	—
Federal Home Loan Bank borrowings	178,000	118,000	143,500
Junior subordinated debentures	8,248	8,248	8,248
Accrued interest and other payables	2,807	6,134	3,838

Total liabilities	1,261,200	1,190,106	1,110,233

Shareholders’ equity
Common stock: 50,000,000 shares authorized. Shares issued and outstanding: 17,835,088 at March 31, 2013 and at December 31, 2012 and 18,195,415 at March 31, 2012	133,236	133,017	135,920
Retained earnings	44,129	44,533	39,267
Accumulated other comprehensive income	5,093	5,831	4,373

	182,458	183,381	179,560

Total liabilities and shareholders’ equity	$1,443,658	$1,373,487	$1,289,793

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.62%	18.15%	19.02%
Tier I capital (to risk weighted assets)	15.38%	16.90%	17.76%
Tier I capital (to leverage assets)	11.71%	12.33%	12.08%
Tangible common equity (to tangible assets)(1)	11.18%	11.94%	12.42%
Tangible common equity (to risk-weighted assets)(1)	15.10%	16.67%	17.36%
OTHER FINANCIAL DATA
Shares outstanding at end of period	17,835,088	17,835,088	18,195,415
Tangible shareholders’ equity(1)	$158,688	$161,350	$157,381
Book value per share	$10.23	$10.28	$9.87
Tangible book value per share	$8.90	$9.05	$8.65

(1)	Tangible shareholders’ equity excludes goodwill and core deposit intangible assets related to acquisitions.

PACIFIC CONTINENTAL CORPORATION

Loans by Type and Allowance for Loan Losses

(In thousands)

(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012

LOANS BY TYPE
Real estate secured loans:
Permanent loans:
Multi-family residential	$43,805	$45,212	$51,102
Residential 1-4 family	54,615	51,437	59,642
Owner-occupied commercial	234,083	219,276	218,526
Nonowner-occupied commercial	164,725	145,315	140,142

Total permanent real estate loans	497,228	461,240	469,412
Construction loans:
Multifamily residential	23,162	17,022	4,906
Residential 1-4 family	22,550	20,390	16,590
Commercial real estate	25,866	23,235	12,546
Commercial bare land and acquisition & development	10,874	10,668	18,566
Residential bare land and acquisition & development	9,000	8,405	11,016

Total construction real estate loans	91,452	79,720	63,624
Total real estate loans	588,680	540,960	533,036
Commercial loans	357,089	325,604	286,543
Consumer loans	4,020	3,581	4,569
Other loans	1,039	1,112	1,439

Gross loans	950,828	871,257	825,587
Deferred loan origination fees	(745)	(841)	(727)

	950,083	870,416	824,860
Allowance for loan losses	(16,312)	(16,345)	(15,829)

	$933,771	$854,071	$809,031

	Three months ended
ALLOWANCE FOR LOAN LOSSES	March 31, 2013	December 31, 2012	March 31, 2012

Balance at beginning of period	$16,345	$16,283	$14,941
Provision for loan losses	250	—	1,300
Loan charge offs	(597)	(855)	(522)
Loan recoveries	314	917	110

Net charge offs	(283)	62	(412)

Balance at end of period	$16,312	$16,345	$15,829

PACIFIC CONTINENTAL CORPORATION

Selected Other Financial Information and Ratios

(In thousands)

(Unaudited)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012

BALANCE SHEET AVERAGES
Loans(1)	$917,469	$846,199	$826,265
Allowance for loan losses	(16,388)	(16,518)	(15,427)

Loans, net of allowance	901,081	829,681	810,838
Securities and short-term deposits	387,312	401,537	360,940

Earning assets	1,288,393	1,231,218	1,171,778
Noninterest-earning assets	123,595	126,878	112,849

Assets	$1,411,988	$1,358,096	$1,284,627

Interest-bearing core deposits(2)	$636,138	$583,339	$586,154
Noninterest-bearing core deposits(2)	307,176	317,029	283,943

Core deposits(2)	943,314	900,368	870,097
Noncore interest-bearing deposits	110,939	103,851	78,781

Deposits	1,054,253	1,004,219	948,878
Borrowings	170,308	164,966	151,828
Other noninterest-bearing liabilities	4,413	5,281	4,037

Liabilities	1,228,974	1,174,466	1,104,743

Shareholders’ equity (book)	183,014	183,630	179,884

Liabilities and equity	$1,411,988	$1,358,096	$1,284,627

Shareholders’ equity (tangible)(3)	$159,879	$161,586	$157,675

SELECTED MARKET DATA
Eugene market gross loans, period-end	$324,009	$253,345	$237,687
Portland market gross loans, period-end	388,979	383,616	384,550
Seattle market gross loans, period-end	146,860	154,229	153,340
Out-of-market health care gross loans, period-end	90,980	80,067	50,010

Total gross loans, period-end	$950,828	$871,257	$825,587

Eugene market core deposits, period-end(2)	$598,156	$536,143	$502,710
Portland market core deposits, period-end(2)	232,431	258,516	235,571
Seattle market core deposits, period-end(2)	130,156	143,970	120,648

Total core deposits, period-end(2)	960,743	938,629	858,929
Other deposits, period-end	106,951	107,525	95,718

Total	$1,067,694	$1,046,154	$954,647

Eugene market core deposits, average(2)	$569,331	$518,487	$506,776
Portland market core deposits, average(2)	241,491	241,585	242,659
Seattle market core deposits, average(2)	132,493	140,296	120,662

Total core deposits, average(2)	943,315	900,368	870,097
Other deposits, average	110,938	103,851	78,781

Total	$1,054,253	$1,004,219	$948,878

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	5.72%	5.76%	6.01%
Yield on average securities(4)	2.26%	1.98%	2.60%

Yield on average earning assets(4)	4.68%	4.53%	4.96%
Rate on average interest-bearing core deposits	0.36%	0.41%	0.53%
Rate on average interest-bearing non-core deposits	1.16%	1.17%	1.85%

Rate on average interest-bearing deposits	0.48%	0.53%	0.69%
Rate on average borrowings	0.82%	0.88%	1.36%

Cost of interest-bearing funds	0.54%	0.59%	0.81%

Interest rate spread(4)	4.14%	3.94%	4.15%

Net interest margin(4)	4.29%	4.11%	4.39%

(1)	Includes loans held-for sale.
(2)	Core deposits include demand, interest checking, money market, savings, and local time deposits, including local nonpublic time deposits in excess of $100 thousand.
(3)	Tangible equity excludes goodwill and core deposit intangible assets related to acquisitions.
(4)

Tax-exempt income has been adjusted to a tax-equivalent basis at a 35% tax rate. The amount of such adjustment was an addition to recorded income of approximately $251 thousand, $250 thousand and $186 thousand for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively

PACIFIC CONTINENTAL CORPORATION

Nonperforming Assets and Asset Quality Ratios

(In thousands)

(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012

NONPERFORMING ASSETS
Non-accrual loans
Real estate secured loans:
Permanent loans:
Multi-family residential	$—	$—	$—
Residential 1-4 family	1,269	1,140	3,344
Owner-occupied commercial	3,148	3,805	5,058
Nonowner-occupied commercial	—	—	—

Total permanent real estate loans	4,417	4,945	8,402
Construction loans:
Multi-family residential	—	—	—
Residential 1-4 family	—	—	15
Commercial real estate	—	—	933
Commercial bare land and acquisition & development	—	—	8,491
Residential bare land and acquisition & development	101	101	1,791

Total construction real estate loans	101	101	11,230

Total real estate loans	4,518	5,046	19,632
Commercial loans	3,344	4,315	5,899

Total nonaccrual loans	7,862	9,361	25,531
90-days past due and accruing interest	—	—	—
Total nonperforming loans	7,862	9,361	25,531

Nonperforming loans guaranteed by government	(878)	(905)	(492)
Net nonperforming loans	6,984	8,456	25,039

Other real estate owned	17,772	17,972	10,102

Total nonperforming assets, net of guaranteed loans	$24,756	$26,428	$35,141

ASSET QUALITY RATIOS
Allowance for loan losses as a percentage of total loans outstanding	1.72%	1.88%	1.92%
Allowance for loan losses as a percentage of total nonperforming loans, net of government guarantees	233.56%	193.29%	63.22%
Quarter to date net loan charge offs (recoveries) as a percentage of average loans, annualized	0.13%	-0.03%	0.20%
Net nonperforming loans as a percentage of total loans	0.74%	0.97%	3.04%
Nonperforming assets as a percentage of total assets	1.71%	1.92%	2.72%
Consolidated classified asset ratio(1)	32.83%	31.18%	38.44%
Past due as a percentage of total loans (2)	0.20%	0.30%	0.67%

(1)

Classified asset ratio is defined as the sum of all loan-related contingent liabilities and loans internally graded substandard or worse, impaired loans (net of government guarantees), adversely classified securities, and other real estate owned, divided by total consolidated Tier 1 capital plus the allowance for loan losses.

(2)	Defined as loans past due more than 30 days and still accruing interest, as a percentage of total loans, net of deferred fees.

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of March 31, 2013

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Loans Receivable

Real estate loans
Multi-family residential	$—	$—	$—	$—	$—	$43,805	$43,805
Residential 1-4 family	421	80	—	1,269	1,770	52,845	54,615
Owner-occupied commercial	—	—	—	3,148	3,148	230,935	234,083
Nonowner-occupied commercial	—	—	—	—	—	164,725	164,725

Total real estate loans	421	80	—	4,417	4,918	492,310	497,228
Construction
Multi-family residential	—	—	—	—	—	23,162	23,162
Residential 1-4 family	234	—	—	—	234	22,316	22,550
Commercial real estate	—	—	—	—	—	25,866	25,866
Commercial bare land and acquisition & development	—	—	—	—	—	10,874	10,874
Residential bare land and acquisition & development	—	—	—	101	101	8,899	9,000

Total construction loans	234	—	—	101	335	91,117	91,452
Commercial and other	1,118	38	—	3,344	4,500	353,628	358,128
Consumer	6	5	—	—	11	4,009	4,020

Totals	$1,779	$123	$—	$7,862	$9,764	$941,064	$950,828

PACIFIC CONTINENTAL CORPORATION

Aged Analysis of Loans Receivable (Unaudited)

(In thousands)

As of March 31, 2012

	30-59 Days Past Due Still Accruing	60-89 Days Past Due Still Accruing	Greater Than 90 Days Still Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Current	Total Financing Receivables

Real estate loans
Multi-family residential	$—	$—	$—	$—	$—	$51,102	$51,102
Residential 1-4 family	635	243	—	3,344	4,222	55,420	59,642
Owner-occupied commercial	—	732	—	5,058	5,790	212,736	218,526
Nonowner-occupied commercial	96	—	—	—	96	140,046	140,142

Total real estate loans	731	975	—	8,402	10,108	459,304	469,412
Construction
Multi-family residential	—	—	—	—	—	4,906	4,906
Residential 1-4 family	—	—	—	15	15	16,575	16,590
Commercial real estate	1,538	—	—	933	2,471	10,075	12,546
Commercial bare land and acquisition & development	—	—	—	8,491	8,491	10,075	18,566
Residential bare land and acquisition & development	—	—	—	1,791	1,791	9,225	11,016

Total construction loans	1,538	—	—	11,230	12,768	50,856	63,624
Commercial and other	1,340	951	—	5,899	8,190	279,792	287,982
Consumer	6	9	—	—	15	4,554	4,569

Total	$3,615	$1,935	$—	$25,531	$31,081	$794,506	$825,587

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of March 31, 2013

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Totals
Real estate loans
Multi-family residential	$42,483	$—	$1,322	$—	$43,805
Residential 1-4 family	44,337	—	10,278	—	54,615
Owner-occupied commercial	224,212	—	9,871	—	234,083
Nonowner-occupied commercial	159,589	—	5,136	—	164,725

Total real estate loans	470,621	—	26,607	—	497,228
Construction
Multi-family residential	23,162	—	—	—	23,162
Residential 1-4 family	22,368	—	182	—	22,550
Commercial real estate	24,286	—	1,580	—	25,866
Commercial bare land and acquisition & development	10,682	—	192	—	10,874
Residential bare land and acquisition & development	5,585	—	3,415	—	9,000

Total construction loans	86,083	—	5,369	—	91,452
Commercial and other	349,999	—	8,129	—	358,128
Consumer	3,964	—	56	—	4,020

Totals	$910,667	$—	$40,161	$—	$950,828

PACIFIC CONTINENTAL CORPORATION

Credit Quality Indicators (Unaudited)

(In thousands)

As of March 31, 2012

	Loan Grade
	Pass	Special Mention	Substandard	Doubtful	Totals
Real estate loans
Multi-family residential	$49,762	$—	$1,340	$—	$51,102
Residential 1-4 family	49,583	—	10,059	—	59,642
Owner-occupied commercial	205,878	—	11,083	1,565	218,526
Nonowner-occupied commercial	137,782	—	2,360	—	140,142

Total real estate loans	443,005	—	24,842	1,565	469,412
Construction
Multi-family residential	4,906	—	—	—	4,906
Residential 1-4 family	13,356	—	3,234	—	16,590
Commercial real estate	8,742	—	3,804	—	12,546
Commercial bare land and acquisition & development	10,074	—	8,492	—	18,566
Residential bare land and acquisition & development	6,164	—	4,852	—	11,016

Total construction loans	43,242	—	20,382	—	63,624
Commercial and other	277,913	—	9,993	76	287,982
Consumer	4,491	—	78	—	4,569

Totals	$768,651	$—	$55,295	$1,641	$825,587

PACIFIC CONTINENTAL CORPORATION

Summary of Century Bank Acquisition

(In thousands)

(Unaudited)

Century Bank February 1, 2013

ASSETS ACQUIRED
Securities available-for-sale	$61
Loans	63,339
Interest receivable	250
Federal Home Loan Bank stock	355
Property and equipment	70
Goodwill	915
Core deposit intangible	845
Deferred tax asset	633
Other assets	16

Total assets acquired	$66,484

LIABILITIES ASSUMED
Deposits	$63,211
Payable to Pacific Continental Bank for cash paid to shareholders	2,891
Accrued interest and other payables	382

Total liabilities acquired	$66,484